EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2026, with respect to the consolidated financial statements included in the Annual Report of Odyssey Marine Exploration, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Odyssey Marine Exploration, Inc. on Forms S-1 (File No. 333-279720 and File No. 333-284491), Form S-3 (File No. 333-286323) and Forms S-8 (File No. 333-205328, File No. 333-213438, File No. 333-232629, File No. 333-267484, and File No. 333-284494).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 31, 2026